Exhibit (l)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the reference to our Firm under the caption “Legal Counsel” included in or made a part of the Registration Statement of Forum Real Estate Income Fund (formerly Forum CRE Income Fund) on Form N-2 under the Securities Act of 1933, as amended.

/s/ Morrison & Foerster LLP

MORRISON & FOERSTER LLP

September 13, 2022